Exhibit 99.1

TPI Reports Third Quarter Fiscal Year 2013 Financial Results

CHENGDU, China, May 14, 2013

Tianyin Pharmaceutical Inc. (NYSE Amex: TPI), a pharmaceutical company that specializes in the patented biopharmaceutical, modernized traditional Chinese medicine (mTCM), branded generics and active pharmaceutical ingredients (API) announced financial results for third quarter of the fiscal year 2013.

Third Quarter Fiscal Year 2013 Ended March 31, 2013 Financial Highlights:

■	Revenue was $15.5 million compared with $14.4 million in 3Q12, an increase of 8.1% year over year;
■	Operating income was $1.8 million, compared with $1.3 million in 3Q12, an increase of 38.8% year over year;
■	Net Income was $1.3 million compared with $0.9 million in 3Q12, an increase of 40.9% year over year;
■	Earnings per share of $0.04 per basic share, $0.04 per diluted share, compared with $0.03 per basic share, or $0.03 per diluted share in 3Q12; and
■
Cash and cash equivalents totaled $26.4 million on March 31, 2013; Operating cash flow for the nine months ended March 31, 2013 was $0.8 million, compared with operating cash flow of $4.6 million for the nine months ended March 31, 2012.

Comparison of results for the quarters ended March 31, 2013 and 2012:

	Quarters Ended March 31,
	2013	2012
	(In millions)
Sales	$15.5	$14.4
Cost of sales	$9.7	$9.5
Gross profit	$5.9	$4.8
Total operating expenses	$4.1	$3.5
Operating income	$1.8	$1.3
Provision for income taxes	$0.5	$0.4
Net income	$1.3	$0.9

Sales for the quarter ended March 31, 2013 was $15.5 million, an increase of 8.1% as compared to $14.4 million for the quarter ended March 31, 2012. Due to the holiday season in the quarters ended March 31, including Chinese New Year in February and the following Yuanxiao Festival, the sales in our third quarter were lower compared with the rest of the year. The slight but meaningful sales growth compared with the same period last year reflected a gradual and steady recovery of the market as it adapts to the ongoing healthcare reform in China which resulted in restrictive pricing on the generics sector.

In the quarter ended March 31, 2013, our top five core product sales were:

1.	Gingko mihuan oral liquid (GMOL) for stroke and cardiovascular disorders: $5.6 million
2.	Mycophenolate mofetil capsules (MM) for renal transplant: $1.6 million
3.	Azithromycin tablets (AZI) for infection: $1.1 million
4.	Qingre jiedu oral liquid (QR): $1.2 million
5.	Qianlie Shule capsules (QS) for prostate conditions: $0.39 million

These core products totaled $9.9 million in sales, representing 64% of our revenue in the quarter ended March 31, 2013, and 94% increase compared with core products sales of $5.1 million in the quarter ended March 31, 2012. The increase in our core products sale was primarily the result of GMOL sales increasing by 115% from $2.6 million in the quarter ended March 31, 2012 to $5.6 million in the quarter ended March 31, 2013. We believe that this was the result of inclusion of GMOL in a number of Provincial Essential Drug List (EDL) lists, such as the provinces of Henan and Shandong and the City of Chongqing. The contribution from our distribution business through TMT amounted to $3.6 million at 13% gross margin in the quarter ended March 31, 2013.

Cost of Sales for the quarter ended March 31, 2013 was $9.7 million or 62.3% of sales, as compared to $9.5 million or 66.5% of sales for the quarter ended March 31, 2012. The percentage decrease in our cost of sales from the previous period was mainly attributable to a greater mix of higher margin products augmented by a pricing stabilization of our lower margin generic products.

Gross Margin for the quarter ended March 31, 2013 was 37.7% as compared to 33.5% for the quarter ended March 31, 2012. Our gross margin improved, predominately as a result of a greater mix of higher margin products being sold during the period, supported by a leveling off of negative pricing pressures in our lower margin generic portfolio. We expect that our overall gross margin in the near term, on a quarter to quarter comparison basis, will likely improve from last year based upon continued improvement of our portfolio mix of higher margin products.

Operating Expenses were $4.0 million for the quarter ended March 31, 2013, as compared to $3.5 million for the quarter ended March 31, 2012. The increase in operating expenses was mainly associated with an increase in sales and marketing costs.

Net Income was $1.3 million with a net margin of 8.2% for the quarter ended March 31, 2013, as compared to net income of $0.9 million with net margin of 6.2% for the quarter ended March 31, 2012. The increase of the net income and the improvement in net margin were predominately a direct result of improvements in our gross margins with reasonable sales and marketing expenditure.

Diluted earnings per share for the quarter ended March 31, 2013 were $0.04 based on 29.3 million shares compared with the earnings of $0.03 per diluted share for the quarter ended March 31, 2012, based on 29.3 million shares.

Balance Sheet and Cash Flow

As of March 31, 2013, we had working capital totaling $35.5 million, including cash and cash equivalents of $26.4 million. Net cash provided by operating activities was $0.8 million for the nine months ended March 31, 2013 as compared with net cash generated from operating activities as $4.7 million for the nine months ended March 31, 2012. The net decrease in operating cash flow was predominately the result of: 1) an increase in the payment of trade notes payable of $(4.7) million that was due during the nine months ended March 31, 2013, 2) an increase of inventory of $(1.1) million, in combination with 3) an decrease of accounts receivables of $0.5 million and advance from customer of $0.6 million. We believe that TPI is adequately funded to meet all of our working capital and capital expenditure needs for fiscal year 2013.

Business Development & Outlook

R&D for additional indications of flagship product Gingko Mihuan (GMOL)

Our flagship product Gingko Mihuan Oral Liquid (GMOL, SFDA certification number: H20013079; patent number: 20061007800225) contributes approximately 39% to our total revenue. Clinical application and information gathered from our physicians showed that in addition to our approved indication for GMOL: cardiovascular disorders, coronary heart disease and cerebral ischemic attack including strokes, off-label use of GMOL have been indicated in hepatic diseases and ophthalmological diseases. The validity of these observations is currently being investigated.

Jiangchuan Macrolide Project (JCM)

TPI has completed the 240-ton JCM facility for the R&D, manufacturing and sale of API and chemical intermediates of macrolide antibiotics. In January 2012, JCM was approved for its GMP certification designated as "CHUAN M0799," which is valid for the period of December 31, 2011 until December 31, 2015. Following the efficiency improvement and calibration for large scale production, JCM has started producing macrolide API for TPI’s production of Azithromycin Dispersible Tablets (SFDA No: H20074145) since July 2012. Currently the monthly production capacity of JCM is 10 tons of Azithromycin macrolide API. The API produced by JCM is mainly used to supply for TPI’s own Azithromycin Tablets.

Tianyin Medicine Trading Distribution Business (TMT)

TMT is established to distribute products manufactured by both TPI and other pharmaceutical companies to fuel our expanding sales network as well as to provide synergy to our existing organic product portfolio. TMT has been distributing mainly TPI's own products since its inception in 2009. Since 2010, TPI has signed and later extended distribution contracts with Jiangsu Lianshui Pharmaceutical (“Lianshui”) to distribute Lianshui-branded generic injection products including cough suppressant, antibiotics, anti-inflammatory medicines and other healthcare indications. On average, TMT distribution revenue contributed approximately $3-5 million sales per quarter to our total revenue.

Pre-extraction and formulation plant development at Qionglai Facility (QLF)

In preparation for the new Good Manufacturing Practice (GMP) standards stipulated by the PRC government in early 2011, TPI initiated the process of optimizing the manufacturing facilities and production lines in compliance with the new GMP standards by the end of 2013. Concurrently, the city of Chengdu has re-designated various industrial parks for particular industries such as automobile, biotechnologies, pharmaceuticals and chemical engineering. As a consequence, TPI’s current manufacturing facility at the Longquan district, east of Chengdu, which is designated for use by the automotive industry, is scheduled to be relocated to Qionglai city, south of Chengdu, which is designated for use by the pharmaceutical industry. The Qionglai facility (QLF) is approximately 18 miles from the Company’s recently completed JCM facility. The proposed relocation project also includes our TCM pre-extraction plant, which is located near the center of city of Chengdu, a rapidly expanding residential area.

QLF is estimated to be 80 mu or approximately 13 acres. Both pre-extraction plant and the formulation plant are to be relocated to Qionglai County. The combined QLF plant, designed and constructed according to the latest GMP standards, is expected to relieve the current capacity saturation at TPI’s facilities. The re-location and construction cost is estimated at $25 million for Phase I, which is scheduled to be completed in the first half of 2013 calendar year and will expand the current capacity by 30%. For Phase II of the QLF project, an additional $10 million in capital investment may be made to double the current capacity in the following years if it is so required. As of mid April 2013, the construction of QLF has been completed which was immediately followed by equipment installation and a series of procedures that prepares the plant for the final GMP certification. The Company plans to initiate the GMP certification process for the QLF TCM pre-extraction facility in mid June 2013. The pre-extraction facility will conduct initial processing of TCM raw material, separation using alcohol or water precipitation, filtration, centrifugation, concentration and purification of TCM pharmaceutical ingredients which will be further processed for the production of mTCM at the formulation facility.

In order to facilitate a favorable tax treatment for Chengdu Tianyin at Qionglai County where QLF is located, Chengdu Tianyin entered into a Share Transfer Agreement (the "Agreement") with the shareholders of Sichuan Hengshuo Pharmaceutical Co., Ltd (“Sichuan Hengshuo” or “HSP”) to acquire 100% ownership of HSP, a PRC pharmaceutical trading company for a total consideration of approximately $0.2 million (RMB 1.3 million). The share transfer was closed on November 30, 2012, and Chengdu Tianyin now owns 100% of HSP and Dr. Guoqing Jiang has become the legal representative of the acquired entity. As of March 31, 2013, results of HSP are consolidated into the consolidated financial statements presented herein.

Fiscal 2013 Guidance

The Company continues to face restrictive pricing pressures in our general marketplace as a result of the enactment of additional healthcare reform policies.  We believe these policies could continue to put pressure on our ability to increase pricing both short-term and over the next several years, moderately affecting our revenue and margin guidance.  However, we believe that the positive revenue growth we are realizing in our JCM and TMT distribution business, along with the growth we are experiencing in our core product portfolio, may help us offset to a certain degree of the general pricing pressures we have been witnessing.  Given these conditions, we presently believe that we may be able to deliver revenue growth of approximately 5% to 10% in our fiscal year 2013 at a 10% net margin.

We believe the following factors will influence the future growth perspectives of our Company:

1)	Market expansion and revenue growth of TPI’s core product portfolio led by its flagship product Gingko Mihuan (GMOL), Azithromycin and other major products;
2)	Ramp up of our JCM revenue especially third party sales in the fiscal year 2013;
3)	The gradual stabilization of generic sales due to the progressive pricing restrictions as a result of the ongoing healthcare reform in China;
4)	Steady TMT distribution revenue contribution; and
5)	QLF relocation and smooth transition of production capacity.

Management will continue to evaluate the Company's business outlook and communicate any changes on a quarterly basis or as when appropriate.

Conference Call

Senior management of TPI will host its earnings conference call for the third quarter of fiscal year 2013 ended March 31, 2013 at 9:00 a.m. ET on Wednesday, May 15th, 2013.
Interested parties may access the call by dialing

Toll free:	1-877-941-1427
International:	1-480-629-9664

The conference ID is 4617492. It is advisable to dial in approximately 5 minutes prior to the start of the call.
A replay will be available by calling

Toll free:	1-877-870-5176
International:	1-858-384-5517

From:	05/15/13 @ 12:00 pm E.T.
To:	05/29/13 @ 11:59 pm E.T.
Replay Pin Number:	4617492

This call is being web cast by ViaVid Broadcasting and can be accessed at ViaVid's website at the following link: http://public.viavid.com/index.php?id=104577

About TPI

Headquartered at Chengdu, China, TPI is a pharmaceutical company that specializes in the development, manufacturing, marketing and sales of patented biopharmaceutical, modernized traditional Chinese medicines, branded generics and other pharmaceuticals. TPI currently manufactures a comprehensive portfolio of 58 products, 24 of which are listed in the highly selective national medicine reimbursement list, 7 are included in the essential drug list of China. TPI's pipeline targets various high incidence healthcare indications.

For more information about TPI, please visit: http://www.tianyinpharma.com or write to: ir@tpi.asia

Safe Harbor Statement

The Statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, government approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

For more information, please contact:
Investors Contact: ir@tpi.asia
Web: http://www.tianyinpharma.com
Tel: +86-28-8551-6696 (Chengdu, China)
       +86 134-36-550011 (China)

Address:
23rd Floor Unionsun Yangkuo Plaza
No. 2, Block 3, South Renmin Road
Chengdu, 610041
China

TIANYIN PHARMACEUTICAL CO., INC.
Consolidated Balance Sheets

	March 31,	June 30,
	2013	2012
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$26,366,060	$35,152,295
Restricted cash	-	3,534,550
Accounts receivable, net of allowance for doubtful accounts of $114,653
and $113,862 at March 31, 2013 and June 30, 2012, respectively	10,857,287	11,272,367
Inventory	7,032,989	5,863,013
Advance payments	-	642,075
Other current assets	424,289	436,664
Total current assets	44,680,625	56,900,964

Property and equipment, net	38,642,338	26,458,349

Intangibles, net	20,500,150	20,958,226

Goodwill	207,480	-

Total assets	$104,030,593	$104,317,539

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$1,233,466	$1,586,151
Accounts payable – construction related	414,274	740,832
Short-term bank loans	6,064,800	6,023,000
Trade notes payable	-	4,675,750
Income tax payable	474,877	804,595
Other taxes payable	594,939	500,782
Other current liabilities	440,491	466,982
Total current liabilities	9,222,847	14,798,092

Total liabilities	9,222,847	14,798,092

Equity
Stockholders’ equity:
Common stock, $0.001 par value, 50,000,000 shares authorized,
29,332,791 shares issued and outstanding at March 31, 2013
and June 30, 2012, respectively	29,446	29,446
Additional paid-in capital	30,122,632	30,104,902
Treasury stock	(135,925)	(135,925)
Statutory reserve	6,120,143	6,120,143
Retained earnings	49,696,605	45,022,329
Accumulated other comprehensive income	8,741,918	8,100,526
Total stockholders’ equity	94,574,819	89,241,421

Noncontrolling interest	232,927	278,026

Total equity	94,807,746	89,519,447

Total liabilities and equity	$104,030,593	$104,317,539

TIANYIN PHARMACEUTICAL CO., INC.
Consolidated Statements of Operations
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	March 31,		March 31,
	2013	2012	2013	2012
Sales	$15,525,694	$14,358,800	$49,100,689	$50,124,079

Cost of sales	9,669,905	9,541,553	30,197,414	33,365,481

Gross profit	5,855,789	4,817,247	18,903,275	16,758,598

Operating expenses:
Selling expenses	2,776,604	2,329,116	8,423,129	7,608,072
General and administrative expenses	1,063,168	973,947	3,282,555	3,015,108
Research and development	223,216	222,047	661,569	643,546
Total operating expenses	4,062,988	3,525,110	12,367,253	11,266,726

Income from operations	1,792,801	1,292,137	6,536,022	5,491,872

Other income (expenses):
Interest income	43,938	55,998	143,382	134,205
Interest expense	(103,871)	(81,956)	(325,743)	(214,731)
Gain on disposal of fixed assets	-	-	-	229,177
Other expenses	-	(4,727)	-	(14,627)
Total other income (expenses)	(59,933)	(30,685)	(182,361)	134,024

Income before provision for income tax	1,732,868	1,261,452	6,353,661	5,625,896

Provision for income tax	474,381	368,338	1,726,191	1,543,995

Net income	1,258,487	893,114	4,627,470	4,081,901

Less: Net loss attributable to
noncontrolling interest	(10,222)	(23)	(46,806)	(74,081)

Net income attributable to Tianyin
Pharmaceutical Co., Inc.	$1,268,709	$893,137	$4,674,276	$4,155,982

Basic earnings per share	$0.04	$0.03	$0.16	$0.14
Diluted earnings per share	$0.04	$0.03	$0.16	$0.14

Weighted average number of common shares outstanding
Basic	29,332,791	29,294,879	29,332,791	29,300,266
Diluted	29,332,791	29,294,879	29,332,791	29,300,266

TIANYIN PHARMACEUTICAL CO., INC.
Consolidated Statements of Comprehensive Income
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	March 31,		March 31,
	2013	2012	2013	2012
Net income	$1,258,487	$893,114	$4,627,470	$4,081,901

Other comprehensive income
Foreign currency translation adjustment	528,801	814,414	643,100	2,329,456

Total other comprehensive income	528,801	814,414	643,100	2,329,456

Comprehensive income	1,787,288	1,707,528	5,270,570	6,411,357

Less: comprehensive income (loss)
attributable to noncontrolling interest	(8,850)	(35,856)	(45,099)	149,523

Comprehensive income attributable to
Tianyin Pharmaceutical Co., Inc.	$1,796,138	$1,743,384	$5,315,669	$6,261,834

TIANYIN PHARMACEUTICAL CO., INC.
Consolidated Statements of Cash Flows
(Unaudited)

	For the Nine Months Ended
	March 31,
	2013	2012
Cash flows from operating activities:
Net Income	$4,627,470	$4,081,901
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	1,791,658	851,358
Gain on disposal of fixed assets	-	(216,956)
Share-based payments	17,730	39,501
Provision for bad debts	-	43,907
Changes in current assets and current liabilities:
Accounts receivable	490,993	(868,875)
Inventory	(1,123,980)	(1,240,194)
Advance payments	643,492	1,668,970
Other current assets	15,334	(228,829)
Accounts payable and accrued expenses	(361,984)	(57,186)
Accounts payable – construction related	(330,141)	(531,643)
Trade notes payable	(4,686,075)	2,361,750
Income tax payable	(333,727)	(641,079)
Other taxes payable	90,256	(644,589)
Other current liabilities	(29,592)	(29,299)
Total adjustments	(3,816,036)	506,836

Net cash provided by operating activities	811,434	4,588,737

Cash flows from investing activities:
Additions to property and equipment	(1,697,741)	(2,733,195)
Proceeds from disposal of fixed assets	-	544,440
Addition to construction in progress	(11,437,200)	-
Acquisition of subsidiary – Hengshuo	(206,505)	-
Additions to intangible assets – approved drugs	-	(771,505)
Additions to intangible assets – land use right	-	(1,830,570)

Net cash used in investing activities	(13,341,446)	(4,790,830)

Cash flows from financing activities:
Restricted cash	3,542,355	(4,298,385)
Proceeds from short-term bank loans	-	4,408,600
Repayments of short-term bank loans	-	(2,834,100)
Treasury stock	-	(24,338)

Net cash provided by (used in) financing activities	3,542,355	(2,748,223)

Effect of foreign currency translation on cash	201,422	1,085,610

Net decrease in cash and cash equivalents	(8,786,235)	(1,864,706)

Cash and cash equivalents – beginning	35,152,295	31,724,906

Cash and cash equivalents – ending	$26,366,060	$29,860,200

Supplemental disclosures of cash activities
Cash paid for interest	$325,743	$214,731
Cash paid for income taxes	$2,069,644	$2,166,644